Exhibit 1.A(8)(p)

Administrative and Shareholder Services Agreement

This Agreement is made as of the 1st day of May 2001, by and between ING Pilgrim Group, LLC (the "Administrator") and Southland Life Insurance Company ("Company"), collectively, the "Parties."

WHEREAS, the Administrator serves as the Administrator for Pilgrim Variable Products Trust ("Trust") which currently consists of 8 separate series (the "Portfolios"); and

WHEREAS, the Company has entered into a Participation Agreement, dated May 1st , 2001, with the Trust (a "Participation Agreement") pursuant to which the Trust will make shares of each Portfolio listed from time to time on Schedule A of the Agreement available to the Company at net asset value and with no sales charges, subject to the terms of the Participation Agreement, to fund benefits under variable life insurance policies and variable annuity Contracts (each, a "Contract," and collectively, the "Contracts") to be issued by the Company; and

WHEREAS, the Participation Agreement provides that the Trust will bear the costs of preparing and filing with the Securities and Exchange Commission the Trust's prospectus, registration statement, proxy materials and reports, setting the prospectus and shareholder reports in type, setting in type and printing the proxy materials, and preparing all statements and notices required by any federal or state law to be, in each case as may reasonably be necessary for the performance of its obligations under the Participation Agreement (collectively, the "Trust Materials"), and providing the Company with copies of the Trust Materials; and

WHEREAS, the Participation Agreement provides that the Trust shall pay for the cost of typesetting, printing and distributing periodic fund reports to shareholders, prospectuses and supplements thereto, statements of additional information, proxy statements and other materials that are required by law to be sent to existing owners of Contracts ("Contract owners"), as well as the cost of distributing such materials; and

WHEREAS, the Participation Agreement makes no provision for which party shall incur various administrative expenses in connection with the servicing of Contract owners or Participants who have allocated Contract value to a Portfolio, including, but not limited to, responding to various Contract owner inquiries regarding a Portfolio; and

WHEREAS, ING Pilgrim Investments, LLC ("Pilgrim Investments"), investment adviser to the Portfolios and a subsidiary of the Administrator, has entered into an Expense Limitation Agreement with the Trust, a copy of which has been provided to the Company, and which may be renewed or amended from time to time ("Expense Limitation Agreement") under which Pilgrim Investments has agreed to limit the expenses of all of the Portfolios;

WHEREAS, the Parties wish to allocate expenses in a manner that is fair and equitable, consistent with the best interests of Contract owners and participants, and that does not entail the expense and inconvenience of separately identifying and accounting for each item of Trust expenses;

NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

I.	Services Provided:
The Company agrees to provide services including, but not limited to:
a)	delivering and responding to inquiries respecting Trust prospectuses, Statements of Additional Information, reports, notices, proxies and proxy statements and other information respecting the Portfolios (but not including services paid for by the Trust);

	b)	facilitating the tabulation of Contract owners' and participants' votes in the event of a meeting of Trust shareholders;
c)	providing and administering Contract features for the benefit of Contract owners and participants participating in the Trust, including fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals;

d)	responding to inquiries from Contract owners and participants using one or more of the Portfolios as an investment vehicle regarding the services performed by the Company as they relate to the Trust or its Portfolios;

	e)	teleservicing support in connection with the Portfolios;
f)	maintenance of Company records reflecting shares purchased and redeemed and share balances held by separate accounts of the Company and the conveyance of that information to the Trust, its transfer agent, or the Administrator as may be reasonably requested;

	g)	facilitating the printing and mailing of reports to shareholders and other shareholder communications from the Trust as may be required pursuant to the Participation Agreement;
	h)	responding to inquiries from Contract owners or participants concerning the Trust and its operations; and
	i)	providing such similar services as the Administrator or Trust may reasonably request to the extent permitted or required under applicable statutes, rules and regulations.
II.	Expense Allocations:
Subject to Section III, the Company or its affiliates shall bear the costs of:
	a)	printing and distributing all Trust Materials to be distributed to prospective Contract owners as discussed in the Participation Agreement as being distributed at the Company's expense;
	b)	printing and distributing all sales literature or promotional material developed by the Company or its affiliates and relating to the Contracts; and
	c)	servicing Contract owners who have allocated Contract value to a Portfolio, which servicing shall include, but is not limited to, the items listed above
III.	Payment of Expenses:
a)	The Administrator shall pay to the Company a quarterly fee ("Service Fee") equal to a percentage of the average daily net assets of the Portfolio, due to investment in a class of the Portfolio attributable to Contracts issued by the Company at the annual rates shown in the attached Schedules A (for Class R Shares of the Portfolios).

b)	Administrator represents that under the terms of the Expense Limitation Agreement, Pilgrim Investments has agreed that to the extent that ordinary operating expenses incurred by a class of a Portfolio in any fiscal year, including, but not limited to, investment management fees payable to Pilgrim Investments, but excluding interest, taxes, brokerage commissions and extraordinary expenses, exceed the operating expense limits specified in that agreement (the "Excess Amount"), Pilgrim Investments shall waive or reduce its fee and/or promptly remit to the Portfolio an amount that is equal to the Excess Amount.

In the event that Pilgrim Investments pays Administrator an Excess Amount under the terms of the Expense Limitation Agreement, Company agrees that any Service Fee owed by Administrator to the Company pursuant to Section III(a) above may be reduced by an amount that is equal to the Company's pro rata portion of 50% of such Excess Amount, based on its investments in each class of a Portfolio attributable to Contracts issued by the Company in relation to the total assets of such class of a Portfolio. However, any reduction of the Service Fee shall not exceed an amount equal to an annual rate of .04% of the average daily net assets of any class of a Portfolio attributable to Contracts issued by the Company. Administrator agrees that any recoupment of the Excess Amount by Pilgrim Investments under the terms of the Expense Limitation Agreement shall be paid to the Company commensurate with Company's share of the Excess Amount described above.

c)	For purposes of calculating the amount of the Service Fee, reduction or recoupment thereof as described in Sections III(a) and (b) above respectively, the "average daily net assets" of a class of a Portfolio for any calendar quarter shall be equal to the quotient produced by dividing (i) the sum of the net assets of such class of a Portfolio attributable to Contracts sold by the Company, for each calendar month as determined in accordance with the procedures established from time to time by or under the direction of the Trust's Board of Trustees for each business day of such month, by (ii) the number of such business days;

d)	The Company will provide Administrator with reports for each calendar month indicating the net assets in each class of a Portfolio at the end of the month attributable to Contracts issued by the Company.

e)	The Administrator will calculate the Service Fee contemplated by this Section at the end of each calendar month and will make such payment, as appropriate, to the Company within thirty (30) days after the last business day of each calendar quarter thereafter. Each payment will be accompanied by a statement showing the calculation of the Service Fee payable by the Administrator, if any, and any reduction thereto pursuant to Section III(b) above, and such other supporting data as may be reasonably requested by the Company.

f)	The Company agrees to make appropriate disclosure in its prospectus and registration statement as to the payments for services provided pursuant to this Agreement as required by the federal securities laws or other applicable law.

g)	From time to time, the Parties hereto shall review the Service Fee to determine whether it reasonably approximates the incurred and anticipated costs, over time, of the Company in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the Service Fee proposed by one of the Parties in good faith.

h)	The Parties agree that the Administrator's payments to the Company are for administrative services only and do not constitute payment in any manner for investment advisory services or costs of distribution.

	i)	This Agreement shall not modify any of the provisions of the Participation Agreement, but shall supplement those provisions.
IV.	Term of Agreement:
This Agreement shall continue in effect for so long as the Company or its successor(s) in interest, or any affiliate thereof, continues to hold shares of the Trust or its Portfolios, and continues to perform in a similar capacity for the Company and Trust.

V.	Indemnification:
a)	The Company agrees to indemnify and hold harmless the Administrator and its officers and directors, from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of the Company under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of the Administrator in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

b)	The Administrator agrees to indemnify and hold harmless the Company and its officers and directors from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of the Administrator under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of the Company in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

VI.	Amendment
This Agreement may be amended only upon mutual agreement of the Parties hereto in writing.
VII.	Standard of Care
The Parties shall exercise reasonable care in the performance of their duties under this Agreement.
VIII.	Confidentiality
The terms of this arrangement will be held confidential by each Party except to the extent that either Party or the Trust may deem it necessary to disclose this arrangement.
IX.	Notices:
Notices and communications required or permitted hereby will be given to the following persons at the following addresses, or such other persons as the Party receiving such notices or communications may subsequently direct in writing:

If to the Trust:
Pilgrim Variable Products Trust
7337 East Doubletree Ranch Road
Scottsdale, AZ 85258-2034
Attn: Kimberley A. Anderson

If to the Administrator:
ING Pilgrim Group, LLC.
7337 East Doubletree Ranch Road
Scottsdale, AZ 85258-2034
Attn: Kimberley A. Anderson

If to the Company:
ING Life Companies
1290 Broadway
Denver, CO 80203
Attn: Variable Counsel
X.	Applicable Law:
Except insofar as the Investment Company Act of 1940 or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with Delaware law, without regard for that state's principles of conflict of laws.

XI.	Execution in Counterparts:
This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.
XII.	Severability:
If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.
XIII.	Cumulative Rights:
The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

XIV.	Headings
The headings used in this Agreement are for purposes of reference only and shall not limit or define, the meaning of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

ING Pilgrim Group, LLC	Southland Life Insurance Company
By: /s/ Michael Roland	By: /s/ Jim Livingston
Name: Michael Roland	Name: Jim Livingston

Schedule A for Class R Shares PILGRIM VARIABLE PRODUCTS TRUST
Annual Rate	Portfolios
0.375%	Pilgrim VP MagnaCap Portfolio
0.275%	Pilgrim VP Research Enhanced Index Portfolio
0.375%	Pilgrim VP Growth Opportunities Portfolio
0.375%	Pilgrim VP MidCap Opportunities Portfolio
0.20%	Pilgrim VP Growth + Value Portfolio
0.375%	Pilgrim VP SmallCap Opportunities Portfolio
0.25%	Pilgrim VP International Value Portfolio
0.375%	Pilgrim VP High Yield Bond Portfolio

Schedule dated: May 1, 2001